Exhibit 10.1

Unofficial English Translation Solely for Convenience

M&A Agreement

Party A:	Shouguang Haoyuan Chemical Co., Ltd ("Haoyuan")
Party B:	LI Jinjin, WANG Qiuzhen

1.           Party A acquires from Party B all the assets (see attached table of itemized assets) of the bromine factory (annual bromine production  capacity of 3,000 ton and annual salt production capacity of 100,000 ton) located at east side of Yangzhuang Village, Yangkou Township, Shouguang City; the final consideration of the acquisition is determined to be RMB 95 million (of which 95% to be paid in cash and 5% in stocks issued by Haoyuan's US parent company with the stock price based on the average price of the last 30 trading days prior to the transaction date).   As of June 7, 2010, the effective date, the average price of the last 30 trading days of the stock is $9.859; and, based on the average currency rate of $1=RBM6.8281 published by Bank of China, Haoyuan's US parent must issue to Party B 70,560 shares, of which 65,560 shares shall be issued to LI Jinjin and 5,000 shares to WANG Qiuzhen.  Party A must issue those shares to Party B within 20 days upon the completion of the delivery date.

2.           Upon completion of the M&A, the ownership of all the factory buildings, production facilities, water wells, underwater cables, electricity provision facilities that are currently in Party B's ownership shall belong to Party A.  Party B shall be responsible for its original debt claims and loan obligations.  In addition, Party B shall ensure that the unusable wells listed on the table of itemized assets) must not exceed 10 and the length of unusable water ditches must not exceed 200 meters; otherwise, there shall be a deduction, from the total consideration hereunder, at the rate of 2 times the replacement cost.

3.           Party B promises that Party B will automatically dissolve the land lease contract between Party B and the village in the production area with regard to 3.07 km2 land and that Party B shall assist our company [sic, meaning Haoyuan] in entering into a new land lease contract with the village for the remaining term of the lease; otherwise, Party B shall pay 10% of the security deposit as compensation to Party A.  Party B shall pay the lease rent of the land lease for the term prior to July 1, 2010 and Party A shall pay the lease rent thereafter.

4.           Party B promises that it will dissolve the employment contracts with its original factory workers and pay them their salaries and compensation pursuant to the relevant laws and statutes of the State; Party A has the right to  recruit its own employees based on its need.

5.           Party B promises that it will settle all the contracts with its original suppliers and customers, and resolve all corresponding debt claims and loan obligations.  Party A has the right to choose its new suppliers and customers and enter into new contract with them.

6.           Party A only purchases the production-related facilities and inventories, which has no relationship with the original operating entity , and will not assume any rights and obligations from the original operating entity.

7.           Upon execution of this Agreement, Party A shall pay 20% of the cash portion of the consideration in the total amount of RMB 18.08 million as security deposit; upon payment of the deposit, Party A will enter the premise to commence the production organization.  Within 3 days upon the execution of this agreement, Party A and Party B shall form an assets inventory group to take inventory of Party A's [sic] assets on the premise.  Upon completion of the asset inventory,  and on the condition that there is no dispute, Party B [sic] shall pay the cash portion of the total  transfer consideration.  If Party B [sic] fails to pay the remaining cash portion of the acquisition consideration on time, Party A [sic] has the right to terminate the M&A agreement, and Party A [sic] shall keep the security deposit, recover all the assets of the bromine factory and have no legal responsibility.

8.           If Party A fails to pay the remaining cash portion of the acquisition consideration on time pursuant to Article 7 above, Party B has the right to terminate the M&A agreement, and Party B shall keep the security deposit, recover all the assets of the bromine factory and have no legal responsibility.

9.           The two parties shall discuss supplemental agreement regarding other matters not covered herein and the supplemental agreement shall have the same legal effect.  Any dispute about this agreement may be submitted to the People's Court of Shouguang City.

10.         This agreement is in duplicate, with one to each party.

Party A:	Shouguang Haoyuan Chemical Co., Ltd (company seal)
Legal Representative: /s/ Ming Yang

Party B:	LI Jinjin /s/ Li Jinjin
WANG Qiuzhen /s/ Wang Qiuzhen

June 7, 2010